EXHIBIT 99.1



             AVADO BRANDS TO USE GRACE PERIODS FOR NOTE DEBT SERVICE

     MADISON, GA, December 1, 2003 - Avado Brands, Inc. (OTC BB: AVDO), parent company of Don Pablo's Mexican Kitchen and Hops Grillhouse & Brewery, today announced that in view of its current liquidity position, it will use the 30-day no default grace period for the payment of the semi-annual interest due December 1, 2003 to holders of its 9-3/4% Senior Notes. Additionally, the Company will likely use the 30-day no default grace period for payment of the semi-annual interest due December 15, 2003 to holders of its 11-3/4% Senior Subordinated Notes. These grace periods are provided for under the terms of the Senior Notes and Senior Subordinated Notes.

     The Company also reported that it is currently in covenant default on certain provisions of its secured credit facility and that it is negotiating with its secured lenders to address those defaults. There is no assurance these negotiations will be successful. The Company previously announced that there was substantial doubt it would be able to maintain compliance with the terms of the secured credit facility.

     Avado Brands has not yet filed its third quarter Form 10-Q, and anticipates that it will file its Form 10-Q for the period ended September 28, 2003 on or before December 31, 2003.

     Avado Brands also announced that it has expanded its leadership team with the appointment of Ted Burr of AlixPartners, LLC as its Chief Restructuring Officer. Mr. Burr, who has extensive experience in financial and corporate restructurings, joins interim Chief Executive Officer Kevin Leary and Chief Financial Officer and Treasurer Louis J. (Dusty) Profumo.

About Avado Brands
------------------

     Avado Brands owns and operates two proprietary brands comprised of 109 Don Pablo's Mexican Kitchens and 65 Hops Grillhouse & Breweries.

     Statements contained in the press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those anticipated. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general are described in Exhibit 99.1 to the Company's Form 10-Q for the fiscal quarter ended April 2, 2000 and the Company's other filings with the Securities and Exchange Commission.